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EXHIBIT 10.15

    October 8, 2001

Mr. Keith G. Baxter
President and Chief Executive Officer
CornerStone Propane GP, Inc.
432 Westridge Drive
Watsonville, CA 95076

Dear Keith:

    This letter agreement (the "Agreement") will confirm the understanding between NorthWestern Corporation ("NorthWestern") and CornerStone Propane GP, Inc. (the "GP"), in reference to that certain Refunding Credit Agreement, dated as of November 20, 1998, as amended June 30, 2000, among CornerStone Propane, L.P., a Delaware limited partnership (the "Borrower"), Bank of America, N.A. as Agent (the "Agent"), and the financial institutions ("Lenders") signatory thereto (the "Credit Agreement), and that certain Guaranty Agreement, dated as of June 30, 2000, as amended, by NorthWestern in favor of the Agent on behalf of the Lenders (the "Guaranty"). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Guaranty.

    It is our understanding that the Credit Agreement expires as of November 30, 2001 (the "Maturity Date"). Pursuant to the Guaranty, NorthWestern has agreed to guaranty to the Agent and the Lenders the timely payment in full when due of the Guarantied Obligations under the Credit Agreement up to but not exceeding the Guarantied Amount. The Guarantied Amount is currently limited to $70,000,000, together with interest thereon and certain expenses and other amounts. In order to satisfy a demand under the Guaranty, in addition to direct payment, NorthWestern also has the right to elect to purchase, without recourse, all of the Loans ratably from the Lenders at a price equal to 100% of the principal amount thereof plus accrued fees and interest to the date of purchase, and to succeed to the interests of the Lenders under the Credit Agreement, the Intercreditor Agreement, the proceeds of Collateral and the other Loan Documents. The foregoing guaranty obligation and loan purchase election are referred to collectively herein as the "Credit Support."

    In the event that the Borrower is unable to extend or replace the Credit Agreement on or before the Maturity Date, in order to enable the Borrower to obtain a replacement facility, NorthWestern agrees to provide the Borrower with continuing credit support substantially similar to the current Credit Support. The foregoing commitment by NorthWestern is conditioned upon the negotiation and execution of definitive lending documents acceptable to the Borrower and NorthWestern, the written agreement of the Borrower to pay NorthWestern a financial accommodation fee and related expenses and to provide customary lender indemnification on substantially similar terms to those agreed to in connection with the current Credit Support.

    The total liability of NorthWestern under this Agreement shall at no time exceed the Guarantied Amount; provided, further, that each payment made by NorthWestern pursuant hereto shall reduce the then remaining maximum liability of NorthWestern under this Agreement by the amount of such payment, and shall create a liability of the Borrower to NorthWestern with respect to such amount. The Borrower covenants and agrees to use its best efforts on a continuing basis to obtain a credit facility or other financing not dependent on continued credit support from NorthWestern.

    This Agreement is not, and nothing herein contained and nothing done pursuant hereto by NorthWestern shall be deemed to constitute, a guarantee, direct or indirect, by NorthWestern of any debt, liability or obligation arising out of a borrowing of money or a trade payable, or any other debt, liability or obligation, of any kind or character whatsoever, of the Borrower.

    This letter shall not be construed as an amendment, waiver or modification of the Guaranty or any related fee arrangement.

    This Agreement and the obligations of NorthWestern hereunder shall terminate on the earliest of (i) July 1, 2002, (ii) the Borrower obtains a comparable credit facility that does not require as a condition to its effectiveness the continuation of NorthWestern's Credit Support, (iii) the date on and as of which all amounts payable by the Borrower under the Credit Agreement (including any extension or replacement thereof) have been paid in full, and the Lenders have no further obligation to extend credit or make financial accommodations to the Borrower thereunder, (iv) upon a merger, combination or sale of the Borrower or a disposition of all or a substantial portion of the Borrower's assets, a change of control involving the Borrower, the GP or NorthWestern, or (v) the breach by the Borrower of any material obligation with respect to the arrangements hereunder.

    This Agreement incorporates the entire understanding of the parties and supersedes all previous agreements and shall be governed by, and construed in accordance with, the laws of the State of Delaware as applied to contracts made and performed in such State, without regard to principles of conflict of laws. All actions and proceedings arising out of or relating to this letter agreement shall be heard and determined exclusively in any Delaware state or federal court, to whose jurisdiction the parties hereby irrevocably submit. This Agreement may be modified or amended only by the written agreement of NorthWestern and the GP acting on behalf of the Borrower. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement has been and is made solely for the benefit of the Borrower and NorthWestern, and no other person shall acquire or have any right under or by virtue of this Agreement. The rights of the parties hereunder may not be assigned.

    If the foregoing terms correctly set forth our agreement, please confirm this by signing and returning the duplicate copy of this letter. Thereupon this letter, as signed in counterpart, shall constitute our agreement on the subject matter herein.

NORTHWESTERN CORPORATION
		By:	Name: Kipp D. Orme Title: VP Finance & Chief Financial Officer
Accepted and agreed to as of the date first written above: CORNERSTONE PROPANE GP, INC., As general partner of the Borrower
By:	Name: Keith G. Baxter Title: President and Chief Executive Officer

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  EXHIBIT 10.15